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                                                                     Exhibit 8.1
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                                                                     Exhibit 8.1


                            NEAL, GERBER & EISENBERG
                           Two N. LaSalle - Suite 2200
                             Chicago, Illinois 60602


                                  July 14, 1999



General Growth Properties, Inc.
110 North Wacker
Chicago, Illinois  60606


Ladies and Gentlemen:

         We are rendering the opinion contained herein with respect to General Growth Properties, Inc., a Delaware corporation (the "Company"). In so acting and in rendering the opinions expressed below, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction of such records, documents, agreements and instruments as we have deemed necessary to the rendering of these opinions including, without limitation, the representations (the "Representations") made by the Company and by certain entities all in which the Company holds direct or indirect interests in, dated July 13, 1999.

         Based upon and subject to the Representations and the assumptions noted below, we are of the opinion that as of the date hereof, (i) each partnership in which the Company owns an interest in excess of 10 percent is properly treated
(x) as a partnership for federal income tax purposes and (y) not as a "publicly traded partnership" as defined in the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the statements set forth in the Prospectus Supplement under the caption "Federal Income Tax Considerations" insofar as they purport to describe the provisions of federal tax laws, legal conclusions with respect thereto and documents referred to therein, are accurate and complete in all material respects and (iii) commencing with the Company's taxable year ending December 31, 1993, the Company has been organized in conformity with the requirements for qualification as a real estate investment trust ("REIT"), and its historic and proposed methods of operation have enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Code and the right, in certain circumstances, of holders of interests in GGP Limited Partnership, a Delaware limited partnership, to exchange those interests for shares of Common Stock has not caused and will not cause the Company to fail the diversity test of Section 856(a)(6) of the Code.
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Lehman Brothers Inc.
July 14, 1999
Page 2


         The opinion expressed herein is subject to the qualification and assumption that all documents submitted to us as originals and the originals of all documents submitted to us as certified or photostatic copies are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents and all signatures are genuine.

         The opinion herein is given as of the date hereof, is based upon the Code, regulations of the Department of the Treasury (the "Treasury Regulations"), published rulings and procedures of the Internal Revenue Service, and judicial decisions, all as in effect on the date hereof. The opinion is limited to the matters expressly set forth herein and no opinions are to be implied or may be inferred beyond the matters expressly so stated. We disclaim any obligation to update this letter for events, whether legal or factual, occurring after the date hereof.

         We hereby consent to the filing of this opinion as Exhibit 8.1 to the Company's Current Report on Form 8-K dated July 14, 1999 and to the reference to our firm under the captions "Federal Income Tax Considerations" and "Validity of Common Stock" in the Prospectus Supplement.

         Without our prior written consent, this opinion may not be used or relied upon by any other person other than the addressee.

         We note that Marshall E. Eisenberg, a partner of our firm, is the Secretary of the Company and certain of its affiliates and that certain partners of our firm and attorneys associated with our firm and members of their respective families and/or trusts for their benefit are stockholders of or are beneficial owners of equity securities of the Company or are trustees (or officers, directors or stockholders of trustees) of the Company or its affiliates.

                                          Very truly yours,

                                          /s/ NEAL, GERBER & EISENBERG